Exhibit 5.1

2200 Ross Avenue, Suite 2200

Dallas, Texas 75201-6776

Telephone: 214-740-8000

Fax: 214-740-8800

www.lockelord.com

Gina E. Betts

Direct Telephone: 214-740-8515

Direct Fax: 214-740-8929

gbetts@lockelord.com

September 15, 2010

Heelys, Inc.

3200 Belmeade Drive, Suite 100

Carrollton, Texas 75006

Re: S-3 Registration Statement

Ladies and Gentlemen:

We are counsel to Heelys, Inc., a Delaware corporation (the “Company”), and have represented the Company in connection with the preparation and filing of the Company’s Registration Statement on Form S-3 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 2,904,410 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”).

We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company’s officers all questions of fact that we have deemed necessary or appropriate.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold by the Selling Shareholders in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

The opinion expressed herein is as of the date hereof and is based on the assumptions set forth herein and the laws and regulations currently in effect, and we do not undertake and hereby disclaim any obligations to advise you of any change with respect to any matter set forth herein.  To the extent that the opinion set forth herein is governed by laws other than the federal laws of the United States, our opinion is based solely upon our review of the Delaware General Corporation Law (including all the statutory provisions, applicable rules and regulations thereunder, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and upon certificates from public officials or governmental offices of such state.  We  express no opinion as to any matter other than as expressly set forth herein, and no opinion is to, or may, be inferred or implied herefrom.

Atlanta, Austin, Boston, Chicago, Dallas, Houston, London, Los Angeles, New Orleans, New York, Sacramento, Washington DC

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption “Legal Matters.”

Very truly yours,

LOCKE LORD BISSELL & LIDDELL LLP

By:	/s/ Gina E. Betts
Gina E. Betts, Partner